Exhibit 99.1

Portland General Electric One World Trade Center 121 SW Salmon Street Portland, Oregon 97204

News Release

FOR RELEASE	Media Contact:

5 a.m. EST, February 25, 2010	Gail Baker

Director, Corporate Communications
Phone: 503-464-8693

Investor Contact:
Bill Valach
Director, Investor Relations
Phone: 503-464-7395

Portland General Electric Reports

2009 Financial Results and

Revises 2010 Earnings Guidance

Portland, Ore, February 25, 2010 — Portland General Electric Company (NYSE: POR) today reported net income of $95 million, or $1.31 per diluted share, for the year ended December 31, 2009, compared to $87 million, or $1.39 per diluted share, for the year ended December 31, 2008. Net income for the fourth quarter of 2009 was $8 million, or $0.11 per diluted share, compared to $20 million, or $0.32 per diluted share, for the fourth quarter of 2008.

Lower net income in the fourth quarter of 2009 compared to the fourth quarter of 2008 continues to reflect the effects of the economy, with a 1% decrease in total retail energy deliveries and a 0.5% decrease on a weather adjusted basis. Higher retail prices were offset by higher power costs. Operating results were also impacted by a write-off in 2009 of approximately $18 million related to deferred excess replacement power costs associated with Boardman’s forced outage in late 2005 and early 2006 and $6 million related to a delay in the construction of the Selective Water Withdrawal project. These items were partially offset by an increase of $9 million in the fair value of non-qualified benefit plan assets.

“Despite a challenging year, we continued our focus on efficient and effective operations, proactively supporting our customers and making progress on strategic initiatives,” said Jim Piro, President and Chief Executive Officer. “We completed Phase II of Biglow Canyon Wind Farm on time and under budget and continue to plan for Oregon’s energy future through our 2009 Integrated Resource Plan.”

“On February 16th, we filed a 2011 general rate case to align prices with the costs necessary to deliver safe, reliable power and high-quality customer service while providing our shareholders a reasonable rate of return.”

Net income increased $8 million, or 9%, for the year ended December 31, 2009 relative to the year ended December 31, 2008, and reflects the sustained effects of the economy. Operating results for 2009 reflect higher prices, offset by a 3% decline in retail energy deliveries, and the effects of a 37% decline in average wholesale prices and higher power costs. Higher power costs were primarily due to a 5% decrease in power provided by hydroelectric resources and incremental replacement power costs of approximately $16 million due to extended maintenance and repair outages at the Colstrip (approximately $12 million) and Boardman (approximately $4 million) coal plants. In addition, a refund to customers of $33 million recorded in 2008 related to OPUC’s order concerning certain Trojan matters and an increase in the fair value of non-qualified benefit plan assets, partially offset by the write-off of approximately $18 million related to deferred excess replacement power costs associated with Boardman’s forced outage in late 2005 and early 2006, contributed to the increase in net income.

Fourth Quarter Highlights

•

Filed an Integrated Resource Plan (IRP) with the OPUC in November 2009. The IRP proposes to meet the projected future energy gap with emphasis on energy efficiency, new natural gas-fired and renewable resource generation, and new transmission capacity. In addition, the IRP proposes the continued operation of Boardman through 2040. PGE is working with various stakeholders to evaluate an alternative strategy for Boardman under which the plant would cease operations in 2020 or discontinue the use of coal as a fuel source. The Company is committed to seeking the plan for Boardman that best meets customers’ needs for reliable, responsibly generated and reasonably priced electricity.

•	Issued $150 million of 5.43% First Mortgage Bonds.

•	Increased revolving credit capacity by replacing an expiring $125 million revolver with a new $200 million revolver, expiring in December 2012.

Fourth Quarter Operating Results

•	Revenues increased $36 million, or 8%, in the fourth quarter of 2009 compared to the fourth quarter of 2008 primarily due to:
•	A $30 million increase related to a 7% increase in retail prices resulting from the general rate case that became effective January 1, 2009;

•	A $7 million increase from oil sales (with $5 million of oil sales costs included in Purchased power and fuel expense);

•	A $4 million increase related to a 1% increase in retail energy sales (excluding Direct Access customers); partially offset by

•	A $15 million decrease in wholesale sales, consisting of a 22% decline in market prices and an 18% decrease in volume.

Total retail energy deliveries, which include deliveries to Direct Access customers, decreased 0.9% in the fourth quarter of 2009 compared to the fourth quarter of 2008, consisting of a 3.9% decrease in commercial and industrial energy deliveries, partially offset by a 3.4% increase in residential energy deliveries.

•	Purchased power and fuel expense increased $54 million, or 24%, in the fourth quarter of 2009 compared to the fourth quarter of 2008 primarily due to:

•	A $26 million increase related to a 22% increase in the average cost of purchased power;

•

An $18 million increase related to the reversal of a regulatory asset deferred in early 2007 in connection with Boardman’s outage in late 2005 to early 2006. In February 2010, the OPUC denied the amortization of 50% of the original amount of costs deferred; and

•	A $10 million increase related to a 9% increase in the average cost of power generated, driven by higher fuel costs.

Included in the above is $4 million related to incremental replacement power costs due to the Colstrip outage. Colstrip came back online at the end of October 2009.

•

PGE was authorized to include in rates the Selective Water Withdrawal project, effective February 1, 2010. Pursuant to a stipulation entered into with the OPUC and other interested parties, PGE agreed to not seek the recovery of certain costs related to a delay in the construction of the project, of which $6 million was charged to production and distribution expense in the fourth quarter of 2009.

•	Administrative and other expense decreased by $3 million, or 6%, as compared to the fourth quarter of 2008.

•

An increase of $9 million in other income (expense) related to the change in the fair value of non-qualified benefit plan assets. In the fourth quarter of 2009, PGE recorded a $1 million gain, compared to an $8 million loss recorded in the fourth quarter of 2008.

2009 Annual Highlights

•

Completed Biglow Canyon Phase II on schedule and under budget, resulting in 65 wind turbines supplying power to PGE’s customers. Wind generation increased 31% in 2009 compared to 2008, representing 3% of the Company’s retail load requirement in 2009 compared to 2% in 2008. Revenue requirements related to Phase II started as the turbines were placed in service, which was completed by the end of August 2009.

•

Total retail energy deliveries decreased 3.3% in 2009 compared to 2008, consisting of a 5.6% decrease in commercial and industrial deliveries, partially offset by a 0.3% increase in residential energy deliveries.

•

On a weather adjusted basis, retail energy deliveries decreased 2.4% in 2009, with deliveries to residential, commercial, and industrial customers increasing (decreasing) by 1.1%, (2.7%), and (8.4%), respectively.

•

An increase of $26 million in other income related to the change in the fair value of non-qualified benefit plan assets. In 2009, PGE recorded a $9 million gain, compared to a $17 million loss recorded in 2008.

•	Administrative and other expenses decreased by $11 million, or 6%, as compared to 2008 due to a decrease in incentive compensation from changes in the plan provisions and 2009 results.

•	Issued a total of $580 million of first mortgage bonds.

•	Issued 12.5 million shares of common stock in March 2009 for net proceeds of $170 million.

•	Increased the quarterly stock dividend 4% in May 2009, from 24.5 cents per share to 25.5 cents per share.

2011 General Rate Case

On February 16, 2010, PGE filed a general rate case for a $125 million, or 7.4%, overall increase in rates, which is based on a 2011 test year. The goal of the general rate case is to provide prices that allow the recovery of costs necessary to provide safe and reliable service, recovery of capital costs and a reasonable rate of return. PGE is requesting modification of the power cost adjustment mechanism for closer alignment with other utilities, a mechanism for recovery of costs from major storm damage, recovery of costs related to collateral requirements and pension plan funding, and continuation of the decoupling mechanism. In addition, PGE is proposing a capital structure of 50% debt and 50% equity, a return on equity of 10.5%, a cost of capital of 8.3%, and an average rate base of approximately $3.2 billion. A final order from the OPUC is expected before the end of 2010, with new rates expected to be effective January 1, 2011.

2010 Earnings Guidance

PGE revises 2010 earnings guidance from the previously reported range of $1.50 to $1.65 earnings per diluted share to $1.30 to $1.45 earnings per diluted share. The two key drivers for the guidance revision include:

•	Unfavorable hydro conditions resulting in lower-than-forecasted energy expected to be received from hydroelectric resources; and

•	Decline in retail margins due to the reduction in load primarily caused by warmer-than-expected weather in January and February.

The combined impact of the above two factors results in lower income taxes, which in turn would require customer refunds under SB 408, an Oregon utility tax law. Reduced hydro, a decline in retail margins, and the related impact from SB 408 represent approximately 50%, 25%, and 25%, respectively, of the total reduction in earnings guidance.

Capital Expenditures and Funding

The Company estimates capital expenditures to be $540 million in 2010, the majority of which relate to Biglow Canyon Phase III ($210 million), the smart meter project ($40 million) and upgrades to and replacement of generation, transmission and distribution infrastructure ($260 million). PGE plans on issuing approximately $250 million of debt in 2010 to finance its capital expenditures, of which $70 million was issued in January 2010.

Fourth Quarter 2009 Earnings Call and Web cast — February 25, 2010

PGE will host a conference call with financial analysts and investors on Thursday, February 25, 2010, at 11 a.m. EST. The conference call will web cast live on the PGE website at www.PortlandGeneral.com. A replay of the call will be available beginning at 2 p.m. EST on Thursday, February 25, 2010 through Thursday, March 4, 2010.

Jim Piro, President and CEO; Maria Pope, Senior Vice President, Finance, CFO, and Treasurer; and Bill Valach, Director, Investor Relations, will participate in the call. Management will respond to questions following formal comments.

The attached condensed consolidated statements of income, consolidated balance sheets, and consolidated statements of cash flows, as well as the supplemental operating statistics, are an integral part of this earnings release.

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About Portland General Electric Company

Portland General Electric Company is a vertically integrated electric utility that serves approximately 816,000 residential, commercial and industrial customers in the Portland/Salem metropolitan area of Oregon. The Company’s headquarters are located at 121 SW Salmon Street, Portland, Oregon 97204. Visit our website at www.PortlandGeneral.com.

Safe Harbor Statement

Statements in this news release that relate to future plans, objectives, expectations, performance, events and the like may constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995, Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Forward-looking statements include statements regarding earnings guidance, statements regarding future load, hydro conditions and operating and maintenance costs; statements regarding the future impact of SB 408; statements regarding future capital expenditures; statements regarding future financings and PGE’s access to capital and cost of capital; statements regarding PGE’s future liquidity; statements regarding the cost, completion and benefits of capital projects; statements regarding future generation and transmission projects, including those set forth in the IRP; statements concerning future operation of Boardman; statements concerning the outcome of the 2011 general rate case and the timing of a final order from the OPUC; statements regarding the outcome of any legal or regulatory proceeding; as well as other statements containing words such as “anticipates,” “believes,” “intends,” “estimates,” “promises,” “expects,” “should,” “conditioned upon,” and similar expressions. Investors are cautioned that any such forward-looking statements are subject to risks and uncertainties, including the reductions in demand for electricity and the sale of excess energy during periods of low wholesale market prices; the outcome of the 2011 general rate case filing; regulatory approval and rate treatment of the smart meter project and Phase III of the Biglow Canyon Wind Farm project; operational risks relating to the Company’s generation facilities, including hydro conditions, wind conditions, disruption of fuel supply, and unscheduled plant outages, which may result in unanticipated operating, maintenance and repair costs, as well as replacement power costs; the costs of compliance with environmental laws and regulations, including those that govern emissions from thermal power plants; changes in weather, hydroelectric and energy markets conditions, which could affect the availability and cost of purchased power and fuel; changes in capital market conditions, which could affect the availability and cost of capital and result in delay or cancellation of capital projects; unforeseen problems or delays in completing capital projects, resulting in the failure to complete such projects on schedule or within budget; the outcome of various legal and regulatory proceedings; and general economic and financial market conditions. As a result, actual results may differ materially from those projected in the forward-looking statements. All forward-looking statements included in this news release are based on information available to the Company on the date hereof and such statements speak only as of the date hereof. The Company assumes no obligation to update any such forward-looking statement. Prospective investors should also review the risks and uncertainties listed in the Company’s most recent Annual Report on Form 10-K and the Company’s reports on Forms 8-K and 10-Q filed with the United States Securities and Exchange Commission, including Management’s Discussion and Analysis of Financial Condition and Results of Operations and the risks described therein from time to time.

POR-F

Source: Portland General Electric Company

PORTLAND GENERAL ELECTRIC COMPANY AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF INCOME

(Dollars in millions, except per share amounts)

(Unaudited)

	Three Months Ended December 31,		Years Ended December 31,
	2009	2008	2009	2008
Revenues, net	$485	$449	$1,804	$1,745

Operating expenses:
Purchased power and fuel	280	226	944	878
Production and distribution	51	44	178	169
Administrative and other	45	48	179	190
Depreciation and amortization	51	54	211	208
Taxes other than income taxes	20	20	84	83

Total operating expenses	447	392	1,596	1,528

Income from operations	38	57	208	217

Other income (expense):
Allowance for equity funds used during construction	5	2	18	9
Miscellaneous income (expense), net	(3)	(8)	3	(14)

Other income (expense), net	2	(6)	21	(5)

Interest expense	28	23	104	90

Income before income taxes	12	28	125	122
Income taxes	4	8	36	35

Net income	8	20	89	87
Less: net loss attributable to noncontrolling interests	—	—	(6)	—

Net income attributable to Portland General Electric Company	$8	$20	$95	$87

Weighted-average shares outstanding (in thousands):
Basic	75,192	62,558	72,790	62,544

Diluted	75,210	62,558	72,852	62,581

Earnings per share - basic and diluted	$0.11	$0.32	$1.31	$1.39

Dividends declared per common share	$0.255	$0.245	$1.01	$0.97

PORTLAND GENERAL ELECTRIC COMPANY AND SUBSIDIARIES

CONDENSED CONSOLIDATED BALANCE SHEETS

(Dollars in millions)

(Unaudited)

	As of December 31,
	2009	2008
ASSETS
Current assets:
Cash and cash equivalents	$31	$10
Accounts receivable, net	159	168
Unbilled revenues	95	96
Inventories	58	71
Margin deposits	56	189
Regulatory assets - current	197	194
Other current assets	94	92

Total current assets	690	820
Electric utility plant, net	3,858	3,301
Regulatory assets - noncurrent	465	631
Nuclear decommissioning trust	50	46
Non-qualified benefit plan trust	47	46
Other noncurrent assets	62	45

Total assets	$5,172	$4,889

LIABILITIES AND EQUITY

Current liabilities:
Accounts payable and accrued liabilities	$187	$217
Liabilities from price risk management activities - current	128	225
Short-term debt	—	203
Current portion of long-term debt	186	142
Regulatory liabilities - current	27	43
Other current liabilities	92	59

Total current liabilities	620	889
Long-term debt, net of current portion	1,558	1,164
Regulatory liabilities - noncurrent	654	640
Deferred income taxes	356	304
Unfunded status of pension and postretirement plans	143	174
Liabilities from price risk management activities - noncurrent	127	201
Non-qualified benefit plan liabilities	96	91
Other noncurrent liabilities	75	72

Total liabilities	3,629	3,535

Total equity	1,543	1,354

Total liabilities and equity	$5,172	$4,889

PORTLAND GENERAL ELECTRIC COMPANY AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

(In millions)

(Unaudited)

	Years Ended December 31,
	2009	2008
Cash flows from operating activities:
Net income	$89	$87
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	211	208
Increase (decrease) in net liabilities (assets) from price risk management activities	(145)	350
Regulatory deferral - price risk management activities	145	(350)
Deferred income taxes	82	22
Trojan refund liability	—	34
Allowance for equity funds used during construction	(18)	(9)
Power cost deferrals, net	(18)	2
(Gains) losses on nonqualified benefit plan trust assets	(8)	17
Other non-cash income and expenses, net	8	(1)
Changes in working capital:
(Increase) decrease in margin deposits	133	(163)
Decrease in receivables	11	6
Decrease in payables	(16)	(11)
Other working capital items, net	(51)	(8)
Distribution of Trojan refund liability	(34)	—
Other, net	(3)	(1)

Net cash provided by operating activities	386	183

Cash flows from investing activities:
Capital expenditures	(696)	(383)
Sales of nuclear decommissioning trust securities	36	23
Purchases of nuclear decommissioning trust securities	(36)	(19)
Insurance proceeds	—	3
Other, net	(4)	(6)

Net cash used in investing activities	(700)	(382)

Cash flows from financing activities:
Proceeds from issuance of long-term debt	580	50
Proceeds from issuance of common stock, net of issuance costs	170	—
Payments on long-term debt	(142)	(56)
Borrowings on revolving lines of credit	82	189
Payments on revolving lines of credit	(213)	(58)
Borrowings (payments) on short-term debt, net	(72)	72
Dividends paid	(72)	(60)
Debt issuance costs	(5)	(1)
Noncontrolling interests’ capital contribution	7	—

Net cash provided by financing activities	335	136

Change in cash and cash equivalents	21	(63)
Cash and cash equivalents, beginning of year	10	73

Cash and cash equivalents, end of year	$31	$10

PORTLAND GENERAL ELECTRIC COMPANY AND SUBSIDIARIES

SUPPLEMENTAL OPERATING STATISTICS

(Unaudited)

	Three Months Ended		Years Ended
	December 31,		December 31,
	2009	2008	2009	2008
Revenues (dollars in millions):
Retail sales:
Residential	$220	$199	$794	$758
Commercial	156	148	619	598
Industrial	42	39	167	158

Total retail sales	418	386	1,580	1,514
Other retail revenues	25	17	77	4
Direct access customers	—	(3)	—	(10)

Total retail revenues	443	400	1,657	1,508
Wholesale revenues	27	42	112	195
Other operating revenues	15	7	35	42

Revenues, net	$485	$449	$1,804	$1,745

Energy sold and delivered (MWh in thousands):
Retail energy deliveries:
Residential	2,185	2,113	7,901	7,878
Commercial	1,787	1,787	7,154	7,226
Industrial	592	615	2,364	2,472

	4,564	4,515	17,419	17,576
Direct access customers:
Commercial	106	159	405	615
Industrial	392	434	1,512	1,803

	498	593	1,917	2,418

Total retail energy deliveries	5,062	5,108	19,336	19,994
Wholesale sales	622	761	2,896	3,190

Total energy sold and delivered	5,684	5,869	22,232	23,184

Number of retail customers at end of period:
Residential			715,458	712,554
Commercial			99,773	97,017
Industrial			255	213
Direct access			253	413

Total retail customers			815,739	810,197

	Heating Degree-days		Cooling Degree-days
	2009	2008	2009	2008
1st Quarter	2,022	1,981	—	—
Average	1,831	1,831	—	—

2nd Quarter	578	860	90	98
Average	683	683	71	71

3rd Quarter	63	80	537	376
Average	80	80	394	394

4th Quarter	1,561	1,661	—	—
Average	1,575	1,575	2	2

Annual total	4,224	4,582	627	474
Annual total average	4,169	4,169	467	467

Note:	“Average” represents the 15-year averages provided by the National Weather Service, as measured at Portland International Airport.